UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

RENT-A-CENTER, INC.
(Name of Registrant as Specified in Its Charter)

ENGAGED CAPITAL FLAGSHIP MASTER FUND, LP

ENGAGED CAPITAL CO-INVEST V, LP

ENGAGED CAPITAL CO-INVEST V-A, LP

ENGAGED CAPITAL FLAGSHIP FUND, LP

ENGAGED CAPITAL FLAGSHIP FUND, LTD.

ENGAGED CAPITAL, LLC

ENGAGED CAPITAL HOLDINGS, LLC

GLENN W. WELLING

JEFFREY J. BROWN

MITCHELL E. FADEL

CHRISTOPHER B. HETRICK

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐          Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

 Engaged Capital, LLC, together with the other participants named herein (collectively, “Engaged Capital”), has made a definitive filing with the Securities and Exchange Commission of a proxy statement and accompanying BLUE proxy card to be used to solicit votes for the election of Engaged Capital’s slate of highly qualified director nominees to the Board of Directors of Rent-A-Center, Inc., a Delaware corporation (the “Company”), at the Company’s upcoming 2017 annual meeting of stockholders, or any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof.

On May 9, 2017, Engaged Capital issued the following press release:

ENGAGED CAPITAL SETS THE RECORD STRAIGHT ON

RENT-A-CENTER’S MISLEADING LETTER TO STOCKHOLDERS

•	Highlights false and misleading statements in Rent-A-Center’s May 8, 2017 letter to stockholders.
•	Describes true nature of Rent-A-Center’s corporate governance practices.
•	Vote the BLUE Engaged Capital Proxy Card today to elect Jeffrey J. Brown, Mitchell E. Fadel, and Christopher B. Hetrick and restore stockholder value.

Newport Beach, CA, May 9, 2017 /Business Wire/ - Engaged Capital, LLC (together with its affiliates, “Engaged Capital” or “we”), an investment firm specializing in enhancing the value of small and mid-cap North American equities with a 20.5% economic exposure to Rent-A-Center, Inc. (“RCII” or the “Company”), has deemed it necessary to address RCII’s May 8, 2017 letter to stockholders in connection with the Annual Meeting to be held on June 8, 2017. Engaged Capital believes the Company’s letter continues a pattern of false and misleading statements about RCII’s performance and Engaged Capital’s engagement with the Company.

FICTION #1: RCII’s shareholder returns since its IPO represent a compelling reason to vote for the incumbent directors.

FACT #1: RCII has underperformed its peers and market indices under relevant time periods.1

	Total Return Performance
	1 yr	2 yr	3 yr	5 yr	7 yr	10 yr
Rent-A-Center	(39%)	(76%)	(72%)	(75%)	(52%)	(66%)
Aaron's	34%	(5%)	13%	11%	111%	80%
Russell 2000	39%	18%	27%	84%	144%	100%
S&P 1500 Specialty Retail Index	10%	9%	43%	119%	222%	154%
S&P 500	25%	18%	37%	94%	143%	100%

RCII Relative Returns vs:
Aaron's	(73%)	(71%)	(85%)	(86%)	(163%)	(147%)
Russell 2000	(78%)	(94%)	(98%)	(159%)	(196%)	(166%)
S&P 1500 Specialty Retail Index	(49%)	(85%)	(114%)	(194%)	(274%)	(221%)
S&P 500	(64%)	(94%)	(109%)	(169%)	(195%)	(167%)

The Company has presented its total shareholder returns over a 22-year period. Using this time period dangerously obfuscates the recent and significant destruction of stockholder value and is thus disingenuous to stockholders. More importantly, Engaged Capital believes that the fundamental reason behind the massive destruction in stockholder value at RCII is poor corporate governance, which necessitates real change to the Company’s board of directors (“the Board”).

We would ask this question of RCII’s many frustrated stockholders: Are you pleased with the return you have received on your investment in the Company?

1 Source: FactSet data as of 1/27/2017, the day before Engaged Capital 13D filing.

FICTION #2: RCII’s Board has a commitment to strong corporate governance.

FACT #2: RCII has a long-tenured, classified Board and has recently recombined the roles of Chairman and CEO, among other characteristics not consistent with corporate governance best practices.

More importantly, since Engaged Capital’s interactions began with RCII directors and management, the Board 1) took aggressive action challenging the validity of Engaged Capital’s highly qualified nominees, 2) implemented a poison pill without stockholder approval and then ignored Engaged Capital’s request for a waiver to the poison pill, and 3) changed the record date for the 2017 Annual Meeting without notice to stockholders or compliance with applicable SEC rules. Engaged Capital believes RCII’s defense of the record date change lacks validity and is an insult to the intelligence of the Company’s stockholders.

Stockholders are reminded that management released its “strategic plan” presentation on April 10th and on the following day, April 11th, the Company filed its preliminary proxy materials which stated the record date as April 10th, which had always been the case. In other words, the Board confirmed April 10th as the record date the day after management announced its strategic plan. Then, on April 24th, after the market closed, the Company announced April 24th as the new record date, with no notice to stockholders, in clear violation of SEC rules which RCII has admitted in its own proxy statement. If the Board wanted to give stockholders an opportunity to get their shares in order after reviewing the Company’s new plan, why did they not notify stockholders of this on April 11th or more importantly, why did they wait until after the record date passed before announcing the change of date to stockholders? The Board has incredulously described the record date change as “aligned with good corporate governance practices.” Engaged Capital believes stockholders should categorically reject such a blatant attempt at stockholder disenfranchisement.

Finally, the incumbent Board is responsible for hiring the prior management team and overseeing its performance. The abrupt leadership change in January 2017 came only after Engaged Capital began discussions with the Company. Sadly, the Board has used the prior management team’s failures as a scapegoat for its own poor corporate governance practices which allowed so much damage to be inflicted upon the Company and its stockholders.

FICTION #3: The Board will continue to evaluate all opportunities to enhance stockholder value.

FACT #3: This is patently false – the Board has demonstrated an unwillingness to explore strategic alternatives.

Engaged Capital has been contacted by multiple parties with strategic interest in the Company who have expressed their frustration with the RCII Board and its advisors’ unwillingness to engage in meaningful dialogue regarding the exploration of strategic alternatives.

FICTION #4: Engaged Capital promptly rejected the Board’s settlement offer for two Board seats.

FACT #4: RCII’s settlement offer was insufficient to protect stockholder interests and represented a continuance of the status quo.

As part of the Company’s proposed settlement, the Board was clear that no review of strategic alternatives (private or public) was going to occur and, in addition, rejected our request to seek stockholder approval to declassify the Board at the 2018 Annual Meeting to enable stockholders to hold the entire Board accountable in twelve months if performance had not improved. RCII also threatened to expand the Board from seven to nine directors if Engaged Capital were to reject the Company’s settlement offer in order to further dilute the influence of any new directors if Engaged Capital is successful in its campaign for change. Engaged Capital viewed the offer as little more than two seats at the “kids table” as it was clear from our dialogue with the Company’s lead director, Steven Pepper, that the Board was planning to jealously guard the status quo either way. In fact, our numerous interactions with Mr. Pepper have led us to seriously question his independence as lead director.

Rather than adding two directors to a Board of nine without any concessions regarding the evaluation of strategic alternatives or a declassification of the Board, Engaged Capital believes that replacing three of seven directors is the ONLY way to catalyze real change in RCII’s entrenched boardroom and to ensure that the Board’s fiduciary duty to stockholders is taken seriously and not merely paid lip service.

FICTION #5: RCII’s Q1 2017 results warrant your vote for incumbent directors at the 2017 Annual Meeting.

FACT #5: All operational results can show improvement if compared to a low enough base.

We would not characterize RCII’s Q1 2017 results2 as inspiring. RCII has announced a risky turnaround plan attempting to correct problems of its own creation.

	Q1 2016	Q4 2016	Q1 2017
Core U.S.
Same Store Sales	(3.2%)	(13.9%)	(12.5%)
EBITDA	73	30	33

Acceptance Now
Same Store Sales	0.6%	1.7%	2.9%
EBITDA	30	20	31

Consolidated EBITDA	71	10	33

FICTION #6: Engaged Capital is seeking a self-serving process to sell the Company.

FACT #6: Engaged Capital is holding the long-tenured Board to account by insisting that it uphold its fiduciary duty to stockholders.

As outlined in multiple communications, Engaged Capital is suggesting the Company proceed with the strategy that creates the optimal risk-adjusted outcome for all stockholders after all options are thoroughly explored.

2 RCII 8-K and investor relations website. EBITDA presented on a non-GAAP basis.

Engaged Capital asks the Board: How can any strategic option be rejected before it has been explored?

IT IS TIME TO HOLD THE RCII BOARD ACCOUNTABLE

RCII’s long-term underperformance is symptomatic of a conflicted Board that has failed to represent stockholders’ best interests. Engaged Capital’s highly-qualified candidates, who are fully aligned with stockholders’ interests, will bring the necessary skills, expertise, and proper fiduciary oversight into the boardroom. Vote the BLUE proxy card today to let the Board know: “The time for change is now!”

VOTE THE BLUE ENGAGED CAPITAL PROXY CARD FOR ALL THREE ENGAGED CAPITAL NOMINEES TODAY

If you have any questions, or require assistance with your vote, please contact Saratoga Proxy Consulting LLC, toll- free at (888) 368-0379, call direct at (212) 257-1311 or email: info@saratogaproxy.com

About Engaged Capital:

Engaged Capital, LLC (“Engaged Capital”) was established in 2012 by a group of professionals with significant experience in activist investing in North America and was seeded by Grosvenor Capital Management, L.P., one of the oldest and largest global alternative investment managers. Engaged Capital is a limited liability company owned by its principals and formed to create long-term shareholder value by bringing an owner’s perspective to the managements and boards of undervalued public companies. Engaged Capital’s efforts and resources are dedicated to a single investment style, “Constructive Activism” with a focus on delivering superior, long-term, risk-adjusted returns for investors. Engaged Capital is based in Newport Beach, California.

Investor Contact:

Saratoga Proxy Consulting LLC

John Ferguson / Joe Mills

(212) 257-1311 or (888) 368-0379

Info@saratogaproxy.com

Media Contact:

Bayfield Strategy, Inc.

Riyaz Lalani

(416) 907-9365

rlalani@bayfieldstrategy.com

SOURCE: Engaged Capital, LLC